Exhibit 99.1

AGL Resources Reports 2006 Earnings, Initiates 2007 Guidance and Increases Dividend 11 Percent

  Fiscal 2006 earnings results of $2.72 per diluted share are up 10 percent over fiscal 2005 results of $2.48 per diluted share, and above First Call mean estimates of $2.67 per diluted share
  2006 results driven by strong contributions from Wholesale Services and Distribution Operations segments

  AGL Resources expects fiscal 2007 earnings to be in the range of $2.75 to $2.85 per share

  AGL Resources Board of Directors approves 11 percent increase in dividend to an annual rate of $1.64 per share

ATLANTA– Feb. 1, 2007– AGL Resources Inc. (NYSE: ATG) today reported fiscal 2006 net income of $212 million, or $2.73 per basic share ($2.72 per diluted share), compared to $193 million, or $2.50 per basic share ($2.48 per diluted share) reported for the prior year.

The company previously had provided 2006 earnings guidance in the range of $2.65 to $2.70 per share. However, stronger-than-expected fourth-quarter results in the wholesale services business drove earnings above the anticipated guidance range.

“We have a balanced portfolio of businesses that complement each other well,” said John W. Somerhalder II, president and chief executive officer of AGL Resources Inc.  “The unprecedented warm weather and margin pressure on our utilities during the year was more than offset by the exceptional performance from our wholesale business, and our continued strong operating performance of our distribution business.  We continue to focus on the things we do well – improving our operating efficiency, reducing operating costs and capturing value from market volatility.  As a result, we are well positioned to continue our track record of earnings growth in 2007.”

Dividend Increased 11 Percent
AGL Resources also announced that its board of directors approved an 11 percent increase in the annual dividend rate to $1.64 per share from the previous annual rate of $1.48 per share.  The new rate is effective with the dividend payable Mar. 1, 2007 to shareholders of record on Feb. 16, 2007.  The increase marks the fifth time in the last four years the company has raised its dividend rate.

"Our board’s decision to increase the dividend reflects our continued strong financial performance and the long-term sustainability of our earnings growth,” said Somerhalder.

2006 RESULTS BY BUSINESS SEGMENT

Distribution Operations
The Distribution Operations segment's earnings before interest and taxes (EBIT) increased $11 million to $310 million in 2006.  Operating margin decreased $7 million compared with the prior year as a result of warmer weather affecting customer usage and the loss of operating margin contributions from our former appliance businesses in New Jersey and Florida from which we exited in 2005.

Compared to the previous year, weather was 18 percent warmer in our New Jersey territory; 17 percent warmer in our Virginia territory; and 16 percent warmer in our Florida territory.  The margin impact of warmer weather in these three service areas was $9 million, while the margin impact from exiting the appliance businesses was $3 million.  These impacts were offset partially by increased margin at Atlanta Gas Light of $6 million from higher charges to marketers for the storage of natural gas and increased pipeline replacement revenues, although the storage margins were largely offset in our consolidated results by the associated impact of higher interest expense required to carry the higher inventory balances.

Total operating expenses decreased $19 million compared to the previous year.  The primary drivers of the lower operating expenses were reduced payroll and facilities expenses related to the integration of the former NUI utilities; reduced expenses resulting from  exiting of the appliance businesses and gains on the sale of certain utility properties in 2006; and savings related to lower outside services, information technology and other general corporate costs.  These lower expenses were offset partially by increased marketing expenses for Atlanta Gas Light and higher depreciation and property tax expense.

The Distribution Operations segment continued to improve its performance as measured by its key operating metrics. The average number of end-use customers in 2006 was 2.25 million, compared with 2.24 million in 2005.  On an EBIT-per-customer basis, the segment improved to $138 for 2006, compared with $133 in 2005.  Operation and maintenance expenses per customer declined to $156 in 2006, as compared with $166 in 2005.

Retail Energy Operations
The Retail Energy Operations segment, consisting of SouthStar Energy Services, contributed EBIT of $63 million in 2006, equivalent to its 2005 contribution.  SouthStar’s operating margin increased $10 million, primarily as a result of improved retail operating margins of $6 million and from higher storage margins due to the optimization of storage and transportation assets and effective risk management, contributing an increase of $4 million.  Retail margins were driven by improved retail price spreads in 2006 as compared to 2005 and higher operating margins resulting from an increase in the average number of customers largely offset by lower consumption due to weather that was approximately 10 percent warmer than last year and customer conservation.  Storage margins were driven largely by gains on physical storage as well as gains on weather derivatives and other hedging instruments but were negatively impacted in the current year due to a $6 million lower-of-cost-or-market inventory adjustment to reduce the carrying value of SouthStar’s inventory to current market prices.

Operating expenses increased $7 million primarily due to higher bad debt expense, as well as higher depreciation and outside service costs associated with technology projects and slightly higher corporate overhead costs.  Minority interest increased $1 million as a result of higher operating income in 2006 as compared with 2005.  Additionally, a $2 million charitable contribution made in the first quarter 2006 lowered the segment’s EBIT as compared to last year.

Wholesale Services
The Wholesale Services segment, consisting of Sequent Energy Management, contributed $90 million in EBIT in 2006, a $41 million increase over its 2005 results. The increase reflects favorable market conditions and arbitrage opportunities throughout the year.

Operating margin increased by $47 million, due primarily to improved commercial opportunities associated with higher seasonal storage spreads during the first half of 2006 and above-average temperatures during the late summer months.  These conditions helped to offset the mild weather during the winter and early summer, and the lower level of hurricane activity experienced in the Gulf of Mexico this year as compared with 2005.  Additionally, the 2006 results were positively impacted by forward NYMEX prices moving downward and the narrowing of future seasonal spreads, resulting in the recognition of $41 million of gains on Sequent’s economic storage hedges.  In contrast, during the prior-year period, an increase in forward NYMEX prices resulted in the recognition of $7 million of hedge losses.  Sequent also recognized a $12 million gain in 2006 associated with financial instruments used to hedge its transportation capacity.  There were no significant gains or losses associated with transportation hedges recognized in 2005.

The positive impact from price movements in 2006 was offset partially by required lower-of-cost-or-market inventory adjustments of $43 million, as Sequent reduced the carrying value of its inventory to current market prices.  Of those adjustments, $22 million, primarily related to adjustments recorded during the second and third quarters of 2006, was recovered and recognized in our operating revenues during 2006 as the inventory was physically withdrawn from storage and sold, and the original economic results were realized as the related hedging derivatives were settled.

Sequent’s operating expenses increased $7 million, primarily the result of higher payroll, benefits and incentive compensation associated with an increase in personnel and stronger financial performance during the year as compared to last year.  These increases were offset partially by lower outside services costs.

Energy Investments
The Energy Investments segment’s EBIT contribution declined $9 million in 2006 as compared with 2005.  Operating margins declined $4 million, primarily due to the loss of operating margin from certain former NUI assets sold in 2005.  Improved operating margins at Jefferson Island Storage & Hub, AGL Networks and Pivotal Propane (Virginia), which did not go into commercial operation until the second quarter of 2005, partially offset the loss of operating margin contributions from the former NUI assets.

Operating expenses increased $3 million, primarily due to higher business development expenses and higher operating costs at Jefferson Island Storage & Hub, offset by lower expenses related to the sale of the former NUI assets in 2005.

INTEREST EXPENSE AND INCOME TAXES
Interest expense for 2006 was $123 million, up $14 million over the prior year.  The increase primarily reflects higher average debt outstanding, mainly the result of increased working capital requirements associated with higher inventory balances, as well as the impact of higher short-term interest rates. The company's debt-to-capitalization ratio as of Dec. 31, 2006 was 57 percent, compared with 59 percent as of Dec. 31, 2005.

Income taxes in 2006 were $129 million, compared with $117 million in 2005.  The increase mainly reflects additional income tax expense resulting from higher corporate earnings year-over-year.

FOURTH-QUARTER RESULTS
For the fourth quarter of 2006, net income was $47 million, or $0.60 per basic and diluted share, compared with $66 million, or $0.86 per basic share ($0.85 per diluted share) during the prior-year period.  The variance between the two quarters was mainly driven by the timing and pattern of earnings recognition at Sequent, as well as a $3 million EBIT improvement in the distribution operations segment.

2007 EARNINGS OUTLOOK
AGL Resources expects its 2007 earnings to be in the range of $2.75 to $2.85 per share.  This earnings expectation assumes normal weather and average volatility in natural gas prices. However, changes in these events or other circumstances the company cannot anticipate could materially impact earnings, and could result in earnings for 2007 significantly above or below this outlook.

EARNINGS CONFERENCE CALL/WEBCAST
To gain more insight to the statements contained herein, the AGL Resources 2006 earnings conference call and webcast, scheduled for Thursday, Feb. 1, at 9 a.m. (ET), can be accessed via the Investor Relations section of the AGL Resources Web site at www.aglresources.com, or by dialing (877) 433-3881 (in the United States) or (617) 213-5518 (outside the United States), and using the confirmation code 84605843.  The webcast replay of the call will be available on the Web site through the close of business on Friday, Feb. 9. The telephone replay of the call can be accessed by dialing (888) 286-8010, using passcode 84516821. International callers should dial (617) 801-6888 and use the same passcode.

About AGL Resources
AGL Resources (NYSE: ATG), an Atlanta-based energy services company, serves more than 2.2 million customers in six states.  The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout the nation.  As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand.  The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana.  For more information, visit www.aglresources.com.

Forward-Looking Statements
Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "can," "could," "estimate," "expect," "forecast," “future,” "indicate," "intend," "may," “outlook,” "plan," "predict," "project,” "seek," "should," "target," "will," "would," or similar expressions. Our expectations are not guarantees and are based on  currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; impact of acquisitions and divestitures; direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions and general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather upon the temperature-sensitive portions of the business; impacts of natural disasters such as hurricanes upon the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information
Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

EBIT and operating margin should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than operating income or net income as determined in accordance with GAAP. In addition, the company's EBIT or operating margin may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's website at www.aglresources.com under the Investor Relations section.

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Contacts:          Media
Robin Keegan
                        Office: 404-584-3946
                        Cell:     404-783-1758
rkeegan@aglresources.com

Financial
SteveCave
Office:  404-584-3801
Cell:     678-642-4258
scave@aglresources.com

	AGL Resources Inc.
	Condensed Statements of Consolidated Income
	For the Three and Twelve Months Ended
	December 31, 2006 and 2005
	Unaudited
	(In millions, except per share amounts)

	Three Months			Twelve Months

	12/31/2006	12/31/2005	Fav/(Unfav)	12/31/2006	12/31/2005	Fav/(Unfav)

Operating Revenues	$ 707	$ 993	$ (286)	$ 2,621	$ 2,718	$ (97)

Cost of Gas	418	665	247	1,482	1,626	144

Operation and Maintenance Expenses	132	143	11	473	477	4

Depreciation and Amortization	37	34	(3)	138	133	(5)

Taxes Other Than Income	10	10	-	40	40	-

Total Operating Expenses	597	852	255	2,133	2,276	143

Operating Income	110	141	(31)	488	442	46
Other Income (Loss)	1	(3)	4	(1)	(1)	-

Minority Interest	(4)	(4)	-	(23)	(22)	(1)

Earnings Before Interest & Taxes	107	134	(27)	464	419	45
Interest Expense	32	30	(2)	123	109	(14)

Earnings Before Income Taxes	75	104	(29)	341	310	31
Income Taxes	28	38	10	129	117	(12)

Net Income	$ 47	$ 66	$ (19)	$ 212	$ 193	$ 19

Earnings Per Common Share
Basic	$ 0.60	$ 0.86	$ (0.26)	$ 2.73	$ 2.50	$ 0.23
Diluted	$ 0.60	$ 0.85	$ (0.25)	$ 2.72	$ 2.48	$ 0.24
Shares Outstanding
Basic	77.4	77.7	(0.3)	77.6	77.3	0.3
Diluted	77.7	78.2	(0.5)	78.0	77.8	0.2

	AGL Resources Inc.
	EBIT Schedule
	For the Three and Twelve Months Ended
	December 31, 2006 and 2005
	Unaudited
	(In millions, except per share amounts)

	Three Months			Twelve Months

	12/31/2006	12/31/2005	Fav/(Unfav)	12/31/2006	12/31/2005	Fav/(Unfav)

Distribution Operations	$78	$75	$3	$310	$299	$11
Retail Energy Operations	11	10	1	63	63	-
Wholesale Services	17	49	(32)	90	49	41
Energy Investments	3	4	(1)	10	19	(9)
Corporate	(2)	(4)	2	(9)	(11)	2
Consolidated EBIT	107	134	(27)	464	419	45
Interest Expense	32	30	(2)	123	109	(14)
Income Taxes	28	38	10	129	117	(12)
Net Income	$47	$66	$(19)	$212	$193	$19

Earnings per Common Share
Basic	$0.60	$0.86	$(0.26)	$2.73	$2.50	$0.23
Diluted	$0.60	$0.85	$(0.25)	$2.72	$2.48	$0.24

	AGL Resources Inc.
	Reconciliation of Operating Margin to Operating Revenues
	For the Three and Twelve Months Ended
	December 31, 2006 and 2005
	Unaudited
	(In millions)

	Three Months			Twelve Months

	12/31/2006	12/31/2005	Fav/(Unfav)	12/31/2006	12/31/2005	Fav/(Unfav)

Operating Revenues	$707	$993	$(286)	$2,621	$2,718	$(97)
Cost of Gas	418	665	247	1,482	1,626	144
Operating Margin	$289	$328	$(39)	$1,139	$1,092	$47